Exhibit 10.1

August 7, 2022

Mr. E. Kevin Hrusovsky

Dear Kevin:

Quanterix Corporation (the “Company”) acknowledges your efforts and contributions to the Company. This separation agreement and release (the “Separation Agreement”) memorializes the terms of your resignation. This Agreement is effective as of August 8, 2022 (the “Resignation Date”).

1.	Resignation

You hereby resign from your position as an employee and Executive Chairman of the Company, your membership on the Company’s Board of Directors, and any other positions that you may hold with the Company or any of its direct or indirect subsidiaries, effective as of the Resignation Date. For purposes of the severance benefits under Section 8 of your Amended and Restated Employment Agreement with the Company, executed as of April 25, 2022 (the “Employment Agreement”), your resignation will be treated as if you were entitled to severance thereunder. Your resignation is a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

2.	Benefits

(a)            Accrued Obligations. Pursuant to Section 8 of your Employment Agreement, the Company will pay you (i) your base salary through the Resignation Date, (ii) an amount equal to the value of your accrued unused vacation days as of the Resignation Date, and (iii) the amount of any expenses properly incurred by you on behalf of the Company prior to the Resignation Date and not yet reimbursed.

(b)           Termination Benefits. In addition to the Accrued Obligations, and pursuant to Section 8 of your Employment Agreement and subject to the terms of this Separation Agreement, the Company will provide you with the following benefits (the “Termination Benefits”):

(i)              Continuation of your base salary for a period of six (6) months after the Resignation Date at the rate in effect on the Resignation Date (the “Salary Continuation Payments”); and

(ii)             If you timely elect group health plan continuation coverage under 29 U.S.C. § 1161 et seq. (“COBRA”), for a period of six (6) months after the Resignation Date (or, if shorter, the period for which you receive COBRA coverage), the Company will subsidize the regular premium for such continuation coverage at the same relative proportion that the Company currently subsidizes your group health plan benefits, provided that such continuation coverage will cease on the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA.

Your entitlement to the Termination Benefits is subject to applicable law and you (A) resigning as described in Section 1; (B) executing of this Separation Agreement; (C) continuing compliance with the covenants described in Section 4; and (D) returning Company Property as described in Section 5; and (E) not revoking this Separation Agreement during the Revocation Period described in Section 7(b).

The Salary Continuation Payments will commence within 60 days after the Resignation Date and will be made on the Company’s regular payroll dates. Notwithstanding the immediately preceding sentence, if you are a “specified employee” within the meaning of Section 409A, then no Salary Continuation Payment that constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be made before the date that is six (6) months after the Resignation Date. Each Salary Continuation Payment shall be treated as a separate payment for purposes of Section 409A.

(c)            April 2022 Long-Term Incentive Equity Award. Pursuant to Section 5 of your Employment Agreement, (i) the long-term incentive stock option award granted to you on April 25, 2022, and (ii) the long-term equity incentive restricted stock unit award granted to you on April 25, 2022, shall each continue to vest in accordance with the vesting schedule set forth in the applicable award agreement, and in all other respects the terms of the applicable award agreement shall continue to apply.

(d)           No Other Benefits. Except as described in this Section 2, you will have no rights to any further compensation under your Employment Agreement or this Separation Agreement. All other benefits (e.g., any other long-term or equity-based awards), if any, including any due to you on or after the Resignation Date, shall be determined in accordance with the applicable plans, award agreements, policies and practices of the Company. You will not participate in any severance plan, policy, or program of the Company, and you waive any right that you may have under the terms of any such plan, policy, or program to participate.

3.	Release

(a)           Released Claims. In consideration of the Termination Benefits set forth in Paragraph 2(a) of this Separation Agreement, you, for yourself, your heirs, administrators, representatives, executors, successors and assigns (collectively, the “Releasors ”) hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its subsidiaries, affiliates, shareholders, controlling persons, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Releasees ”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether pursuant to contract or in law or equity or otherwise and whether arising under any and all federal, state, local, county and/or municipal statutes, regulations, rules, and/or ordinances, including, without limitation, Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Equal Pay Act of 1962, the Massachusetts Fair Employment Practices Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Minimum Fair Wage Act, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, the Massachusetts Parental Leave Act, the Massachusetts Sexual Harassment Statute, and/or claims under the Constitutions of the United States and/or the Commonwealth of Massachusetts, or any other unlawful criterion or circumstance, which the you had, now have, or may have or claim to have in the future against each or any of the Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this release (the “Released Claims”); provided, however, that nothing herein shall release the Company from (i) any obligation under Section 2 of this Separation Agreement, or (ii) any right of indemnification or to director and officer liability insurance coverage under any Company organizational documents or at law under any plan or agreement and applicable to you, including, without limitation, the Company’s bylaws and the Indemnification Agreement by and between you and the Company dated as of December 6, 2017 (the “Indemnification Agreement”). Nothing in this release is intended to (x) interfere with your right to make a complaint or claim with a federal or state administrative agency including, for example, the National Labor Relations Board, the Equal Employment Opportunity Commission or the Massachusetts Office of Diversity and Equal Opportunity, or (y) limit your right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. However, by executing this release, you hereby waive the right to recover in any proceeding that you may bring before the Equal Employment Opportunity Commission or any federal or state administrative agency or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on your behalf.

(b)           No Admission; Company Acknowledgement. This release does not constitute an admission by the Company, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by you, of any unlawful acts or of any violation of federal, state or local laws. The Company acknowledges that none of the other members of the Board of Directors of the Company is presently aware of either (i) any outstanding obligations owed to the Company by you or (ii) any matter relating to your employment, position as Executive Chairman, or board position that would not be covered by the Company’s indemnification obligations to you.

(c)            Waiver. You expressly waive any rights you may have under the statutes of any jurisdiction or common law principles of similar effect, to preserve Released Claims that you do not know or suspect to exist in your favor at the time of executing this release. You understand and acknowledge that you may discover facts different from, or in addition to, those which you know or believe to be true with respect to the claims released herein, and agree that this release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts. Should you discover that any fact relied upon in entering into this release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, you shall not be entitled to any relief as a result thereof, and you surrender any rights you might have to rescind this release on any ground. This release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever. You acknowledge and agree that if you should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 3(b) of this Agreement, this release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from you all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

(d)           No Assignment of Released Claims. You represent and warrant to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

4.	Continuing Covenants

You agree that the (i) Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, dated as of January 1, 2015 , and (ii) Employee Non-Competition and Non-Solicitation Agreement, dated as of April 25, 2022 (collectively, the “Covenant Agreements”) remain in full force and effect, and you agree to abide by the terms set forth therein.

5.	Non-Disparagement

From and after the date of this Separation Agreement, (1) you will not make or publish any statements or comments (or authorize any statements to be reported as being attributed to you) that disparage, or take any other action that could injure the reputation, business or goodwill of the Company or any of its affiliates, or any of their respective employees, officers, directors, and agents, and (2) the Board of Directors of the Company will not direct anyone to disparage you.

6.	Return of Company Property

You agree that within three (3) business days of the Resignation Date, you will return all Company Property or assets that you had or controlled during your provision of services as an employee or officer of the Company and any of its affiliates that have not previously been returned, and you will comply with any instructions related to deleting and purging duplicates of such Company Property. “Company Property” includes but is not limited to: all tangible property; your identification badge; key fob; notebooks; laptop, desktop and handheld computers; smartphones; personal digital assistants (PDAs); secure ID cards; keys; external hard drives; flash drives; power and sync cables; all originals and soft or hard copies of documents such as e-mails, facsimiles, handbooks, letters, manuals, or memoranda; any emails, personal documents or materials containing confidential information of the Company or any of its affiliates, including personal notebooks or planners; and any other Company- or Company affiliate-related communications, material, hardware, equipment or property. Notwithstanding the foregoing, you and the Company agree that you may retain your current laptop and cellular telephone (including the telephone number), provided that, within five (5) business days of your Resignation Date you submit to the Company an affidavit certifying that you have permanently removed all Company-related information from the laptop and cellular telephone and not copied any such information onto any other device, platform or medium. You acknowledge and agree that you remain bound by confidentiality and non-use obligations with respect to any Company-related information.

7.	Acknowledgment and Revocation

(a)           Acknowledgment. You have read this Separation Agreement, understand it, and voluntarily accept its terms, and you acknowledge that you have been advised by the Company to seek the advice of legal counsel before entering into this Separation Agreement, and have been provided with a period of twenty-one (21) days in which to consider entering into this Separation Agreement.

(b)           Revocation. You have a period of seven (7) days following the execution of this Separation Agreement during which you may revoke this Agreement (the “Revocation Period”), and this Separation Agreement shall not become effective or enforceable until such Revocation Period has expired. If the Agreement is revoked by you in accordance with this Section 7(b), then you will waive all Termination Benefits and the terms of this Separation Agreement will be null and void.

8.	General Provisions

(a)           Interpretation. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.”

(b)           Severability. If any provision of this Separation Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Separation Agreement held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

(c)           Governing Law; Entire Agreement; Amendments; Survival; Miscellaneous. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Massachusetts without reference to the principles of conflict of law. This Separation Agreement, your Employment Agreement, the Covenant Agreements, the Indemnification Agreement, any long-term or equity-based award agreements by and between you and the Company (and the other agreements referenced herein) constitute the entire agreement between you and the Company regarding the subject matter hereof and thereof and supersede any earlier agreement, written or oral, with respect thereto. This Separation Agreement represents your and the Company’s mutual agreement with respect to your compensation and benefits under your Employment Agreement, and in the event of any inconsistency between this letter and your Employment Agreement, this Separation Agreement will control.

[Signature Pages Follow]

If you agree that this letter appropriately represents our understanding, please sign and return this letter, which will become a binding agreement on our receipt.

Sincerely,

QUANTERIX CORPORATION

/s/ Masoud Toloue
Masoud Toloue, Chief Executive Officer and President

Date: August 7, 2022

[Company Signature Page to Separation Agreement & Release]

AGREED AND ACCEPTED:

/s/ Kevin Hrusovsky
Kevin Hrusovsky

Date: August 7, 2022

[Mr. Hrusovsky Signature Page to Separation Agreement & Release]